As filed with the Securities and Exchange Commission on October 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in charter)

Nevada	68-0680859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

641 Lexington Avenue, Suite 1526 New York	10022
(Address of principal executive offices)	(Zip Code)

2015 Omnibus Incentive Plan

Stand Alone Stock Awards

(Full title of plan)

Brendan Flood
Executive Chairman
Staffing 360 Solutions, Inc.

641 Lexington Avenue, Suite 1526

New York, New York

(212) 634-6462

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah Williams, Esq.

Barry I, Grossman

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

(212) 370-1300

Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.00001 per share, issuable pursuant to the 2015 Omnibus Incentive Plan	450,000 shares	$7.90(2)	$3,555,000	$357.99
Common Stock, par value $0.00001 per share, issuable under Stand Alone Stock Awards	15,800 shares	$4.30(3)	$679,400	$68.42
Total	465,800 shares		$4,234,400	$426.41

(1) The aggregate amount of securities registered hereunder is 465,800 shares of Common Stock. 450,000 shares will be issued upon the issuance of awards granted hereafter pursuant to the 2015 Omnibus Incentive Plan (“Incentive Plan”) of Staffing 360 Solutions, Inc., a Nevada corporation (the “Registrant”, “Company”, “us”, “our” or “we”) and 15,800 shares are issuable outside of the Incentive Plan as awards to certain of the Company’s employees, as that term is defined under Instruction A.1(a)(1) of Form S-8. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) filed by the Company, shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock.

(2) The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the Nasdaq Capital Market on September 30, 2015, a date within five (5) business days prior to the date of the filing of this Registration Statement.

(3) The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the closing price reported by the OTC Bulletin Board on September 11, 2015.

Explanatory Note

This Registration Statement on Form S-8 (this "Registration Statement") of Staffing 360 Solutions, Inc. (the "Company") has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register up to 465,800 shares of our common stock, value per share $0.00001 per share (the "Common Stock"), consisting of 450,000 shares of Common Stock which may be issued under the 2015 Omnibus Incentive Plan and 15,800 shares of Common Stock issuable as stand-alone stock awards granted on September 13, 2015 to various employees.

Reverse Stock Split

On September 17, 2015, the Company effected a one-for-ten reverse stock split (“Reverse Stock Split”). Following the Reverse Stock Split, the Company’s issued and outstanding shares of Common Stock decreased from 45,732,674 to 4,573,360. The Company’s audited financial statements contained in the Company’s annual report on Form 10-K for the year ended May 31, 2015 and incorporated herein by reference have not been retroactively adjusted to reflect the Reverse Stock Split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2015 Omnibus Incentive Plan and the stand-alone stock awards covered by this Registration Statement as required by Rule 428(b) (1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

a.	The Registrant’s Annual Report on Form 10-K for the annual period ended May 31, 2015;
b.	The Registrant’s Current Report on Form 8-K filed on September 4, 2015;
c.	The Registrants Current Report on Form 8-K filed on September 16, 2015;
d.	The Registrant’s Current Report on Form 8-K filed on September 17, 2015;
e.	The description of the Registrant's Common Stock contained in our Form 8-A12B, filed on September 28, 2015, and as it may be further amended from time to time; and
f.	The Registrant’s Current Report on Form 8-K filed on September 28, 2015.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

We will provide without charge to each person to whom documents are being provided pursuant to Part I of this Registration Statement, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Staffing 360 Solutions, Inc., 641 Lexington Avenue, Suite 1526, New York, New York 10022; Attention: Brendan Flood or by telephone at: (212) 634-6410.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of their position, if they acted in good faith and in a manner reasonably believed to be in the Company’s best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which they are to be indemnified, we must indemnify them against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

The following exhibits are filed with this Registration Statement:

Number	Description
4.1	2015 Omnibus Incentive Plan
5.1	Opinion of Ellenoff Grossman & Schole LLP
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of RBSM LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9.   Undertakings.

(a)    The Registrant hereby undertakes:

 (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 2, 2015.

Staffing 360 Solutions, Inc.

By:	/s/ Brendan Flood
Brendan Flood
Executive Chairman and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Brendan Flood, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Brendan Flood	Executive Chairman and Interim Chief Financial officer	October 2, 2015
Brendan Flood

/s/ Matthew Briand	Chief Executive Officer, President and Director	October 2, 2015
Matthew Briand

/s/Dimitri Villard	Director	October 2, 2015
Dimitri Villard

/s/ Nicholas Florio	Director	October 2, 2015
Nicholas Florio

/s/Jeff Grout	Director	October 2, 2015
Jeff Grout

INDEX TO EXHIBITS

Number	Description
4.1	2015 Omnibus Incentive Plan
5.1	Opinion of Ellenoff Grossman & Schole LLP
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
23.2	Consent of RBSM LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in the signature page to this Registration Statement)